Exhibit 23.1

[KPMG LLP Letterhead]

Consent of Independent Registered Public Accounting Firm

The Board of Directors
FuelCell Energy, Inc.:

We consent to the incorporation by reference in the registration statement filed on Form S-1 of FuelCell Energy, Inc. of our reports dated January 12, 2007, relating to the consolidated balance sheets of FuelCell Energy, Inc. as of October 31, 2006 and 2005, and the related consolidated statements of operations, changes in shareholders’ equity and cash flows for each of the years in the three-year period ended October 31, 2006, management’s assessment of the effectiveness of internal control over financial reporting as of October 31, 2006 and the effectiveness of internal control over financial reporting as of October 31, 2006, which reports appear in the October 31, 2006 annual report on Form 10-K of FuelCell Energy, Inc. We also consent to the reference to our firm under the heading “Experts” in the registration statement. Our report dated January 12, 2007 contains an explanatory paragraph that states that the Company changed its method of accounting for share-based payments as of November 1, 2005.

/s/ KPMG LLP
KPMG LLP

Hartford, Connecticut
October 25, 2007

KPMG LLP, a U.S. limited liability partnership, is the U.S.
member firm of KPMG International, a Swiss cooperative.